Exhibit 99.1

 FOR IMMEDIATE RELEASE

Silicon Storage Technology, Inc.

News Release

 For More Information Contact:

Deborah A. Stapleton
Stapleton Communications Inc.
(650) 470-0200

Jeffrey L. Garon
Vice President & Chief Financial Officer
Silicon Storage Technology, Inc.
jgaron@sst.com
(408) 735-9110

2Q03 EarningsRel - FINAL draft1

SST Reports Second Quarter 2003 Financial Results

SUNNYVALE, Calif., July 23, 2003 -- SST (Silicon Storage Technology, Inc.) (NASDAQ: SSTI), a leader in flash memory technology, today announced financial results for its second quarter ended June 30, 2003.

Net revenues for the second quarter were $64.2 million, compared with $61.7 million in the first quarter and with $69.5 million in the second quarter a year ago.

Net loss for the second quarter was $4.6 million, or a loss of $0.05 per share, based on approximately 94.5 million shares outstanding. This compares with a net loss of $10.7 million, or a loss of $0.11 per share on approximately 94.2 million shares outstanding in the first quarter of 2003, and with a net loss of $4.2 million, or a loss of $0.05 per share on approximately 92.4 million shares outstanding in the second quarter of 2002.

The company incurred a provision for income tax expense during the second quarter of $1.4 million due to the better than expected loss that resulted in a lower than expected tax benefit from federal and state income tax. This tax expense is in line with the company's plan to start using its new international tax structure during the second half of 2003. The result was an effective tax rate of negative 10% for the year.

Cash, cash equivalents and marketable securities increased to $215.9 million in the quarter, up $10.9 million from $205.0 million in the first quarter of 2003. Days sales outstanding were 50 days, compared with 46 days in the first quarter of 2003. Net inventories stood at $62.1 million, down approximately $6.5 million from $68.6 million in the first quarter of 2003.

"We are pleased with our second quarter performance, driven by increased product and licensing revenues compared to the first quarter," said Bing Yeh, president and CEO. "We saw very strong unit growth from our shipments into applications in the digital consumer and wireless communications segments, such as DVD players, MP3 players, CD-RW drives, Set-Top Boxes, Video Recorders, Video Games, Electronic Book, Electronic Toys, Bluetooth modules and cordless phones. We are also pleased to report that the downward trend of ASPs seems to have stabilized for many of our products. The improving ASPs, along with the increased licensing revenue have contributed to the improvement of our gross margins to 25 percent in the second quarter," he said.

"We made excellent progress in the transition from 0.33micron to 0.25micron for 8Mbit and below products in the second quarter. We anticipate starting more wafers on 0.25micron than on 0.33micron technology for 8Mbit and below products during the third quarter. For the 0.18micron 32Mbit MPF and MPF+ products, we are in the final stages of qualification at both TSMC and Vanguard and we expect to begin production in just a few weeks.

"The most exciting progress in wafer foundry activities came from GSMC, the Shanghai wafer foundry in which SST has made an equity investment. In bringing up our 0.25micron self-aligned, second generation SuperFlash technology in a newly installed wafer fabrication facility, SST, together with the GSMC engineering team, has demonstrated record turn-around time from starting the very first silicon to achieving a very respectful yield in less than three months.

"During the second quarter, we signed a MOU with 1st Silicon, Malaysia's first 200mm pure-play wafer foundry initiated and backed by both the Malaysian federal government and the state of Sarawak, to license our 0.25micron SuperFlash technology for embedded applications. We are about to sign an official agreement in a few hours in a very formal signing ceremony to be held at Kuching, Sarawak. The agreement underscores the success of our high-reliability, high-performance SuperFlash technology as the technology-of-choice for embedded applications. To date, we have more than a dozen worldwide licensees, including IBM, Motorola, NEC, Samsung and TSMC among others. With more than 1 billion devices shipped based on our embedded flash technology by our worldwide licensees, we have seen incredible market acceptance for our SuperFlash technology. Today's agreement with 1st Silicon demonstrates our strong commitment to continue to provide broad availability of our industry-leading SuperFlash technology for embedded applications through leading foundries worldwide.

"We believe the pace of the semiconductor industry recovery has improved recently. We expect our technology advancement, continued cost reductions, product diversification and continued expansion in our licensing business will return us to profitability before year-end and position us as a strong contender in the rapidly growing flash memory market."

Third Quarter 2003 Outlook

"At this point, we believe that SST's Q3 revenues will be in the range of up 3 percent to 5 percent, assuming no drastic changes in the economy. With these revenue levels, we expect the bottom line to be between a net loss of $0.03 and breakeven. The blended gross margin is expected to be between 27 and 30 percent. We expect the same 10 percent charge for income tax, due to our planned implementation of the international tax structure during the second half of this year," he concluded.

Conference Call

SST's quarterly conference call will be held today, July 23 at 3:00 p.m. PT. Those wishing to participate in the conference should dial (800) 450-0819 using the pass code "SST" at approximately 2:50 p.m. PT. A replay of the call will be available for two weeks by dialing (800) 475-6701 using the access code 690990. A webcast of the conference call will be available on http://www.sst.com. The webcast will be available until the next earnings conference call.

About SuperFlash Technology
SST's SuperFlash technology is a NOR type, split-gate cell architecture which uses a reliable thick-oxide process with fewer manufacturing steps resulting in a low-cost, nonvolatile memory solution with excellent data retention and higher reliability. The split-gate NOR SuperFlash architecture facilitates a simple and flexible design suitable for high performance, high reliability, small or medium sector size, in- or off-system programming and a variety of densities, all in a single CMOS-compatible technology.

About Silicon Storage Technology, Inc.

Headquartered in Sunnyvale, California, SST designs, manufactures and markets a diversified range of nonvolatile memory solutions, based on proprietary, patented SuperFlash technology, for high volume applications in the digital consumer, networking, wireless communications and Internet computing markets. SST's product families include various densities of high functionality flash memory components, flash mass storage products and flash microcontrollers. SST also offers its SuperFlash technology for embedded applications through its world-class manufacturing partners and technology licensees including 1st Silicon (Malaysia) Sdn. Bhd., Grace Semiconductor Manufacturing Corporation (GSMC), IBM, Motorola, National Semiconductor, NEC Corporation, Oki Electric Industry Co. Ltd., Samsung Electronics Co. Ltd., SANYO Electric Co., Ltd., Seiko Epson Corp., Shanghai Hua Hong NEC Electronics Co., Ltd., Taiwan Semiconductor Manufacturing Co. Ltd. (TSMC), Vanguard International Semiconductor Corporation, and Winbond Electronics Corp. TSMC offers embedded SuperFlash under its trademark Emb-FLASH. Further information on SST can be found on the company's Web site at http://www.sst.com.

Forward-Looking Statements
Except for the historical information contained herein, this news release contains forward-looking statements regarding flash memory market conditions, the company's future financial performance, the performance of new products and the company's ability to bring new products to market that involve risks and uncertainties. These risks may include timely development, acceptance and pricing of new products, the terms and conditions associated with licensees' royalty payments, the impact of competitive products and pricing, and general economic conditions as they affect the company's customers, as well as other risks detailed from time to time in the company's SEC reports, including the Annual Report on Form 10-K for the year ended December 31, 2002 and on Form 10-Q for the quarter ended March 31, 2003.

For more information about SST and the company's comprehensive list of product offerings, please call 1-888/SST-CHIP. Information can also be requested via email to agille@sst.com or through SST's Web site at http://www.sst.com. SST's head office is located at 1171 Sonora Court, Sunnyvale, Calif.; telephone: 408/735-9110; fax: 408/735-9036.

The SST logo and SuperFlash are registered trademarks of Silicon Storage Technology, Inc. Emb-FLASH is a trademark of TSMC. All other trademarks or registered trademarks are the property of their respective holders.

-FINANCIAL TABLES TO FOLLOW

Silicon Storage Technology, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(in thousands, except per share data)

                                                        Three Months Ended            Six Months Ended
                                                            June 30,                     June 30,
                                                    ------------------------     ------------------------
                                                       2002         2003            2002         2003
                                                    -----------  -----------     -----------  -----------
                                                           (unaudited)                  (unaudited)

Net revenues:
     Product revenues............................. $    61,480  $    54,860     $   127,775  $   108,781
     Technology licensing.........................       7,997        9,320          16,284       17,108
                                                    -----------  -----------     -----------  -----------
          Total net revenues......................      69,477       64,180         144,059      125,889
Cost of revenues..................................      50,235       47,933         100,737      100,434
                                                    -----------  -----------     -----------  -----------
Gross profit......................................      19,242       16,247          43,322       25,455
                                                    -----------  -----------     -----------  -----------
Operating expenses:
     Research and development.....................      11,919       11,309          23,791       22,064
     Sales and marketing..........................       6,519        5,179          14,023       11,132
     General and administrative...................       7,854        3,498          11,171        7,081
                                                    -----------  -----------     -----------  -----------
          Total operating expenses................      26,292       19,986          48,985       40,277
                                                    -----------  -----------     -----------  -----------
Loss from operations..............................      (7,050)      (3,739)         (5,663)     (14,822)
Interest and other income.........................         907          578           1,875        1,034
Interest expense..................................         (66)         (41)           (130)         (79)
                                                    -----------  -----------     -----------  -----------
Loss before provision for (benefit from)
   income taxes...................................      (6,209)      (3,202)         (3,918)     (13,867)
Provision for (benefit from) income taxes.........      (1,987)       1,387          (1,254)       1,387
                                                    -----------  -----------     -----------  -----------
Net loss.......................................... $    (4,222) $    (4,589)    $    (2,664) $   (15,254)
                                                    ===========  ===========     ===========  ===========

Net loss per share - basic and diluted............ $     (0.05) $     (0.05)    $     (0.03) $     (0.16)
                                                    ===========  ===========     ===========  ===========

Shares used in per share calculation..............      92,406       94,472          92,220       94,329
                                                    ===========  ===========     ===========  ===========

Silicon Storage Technology, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(in thousands)

                                                                    December 31,   June 30,
                                                                       2002          2003
                                                                   ------------  ------------
                                                                          (unaudited)
                             ASSETS

Current assets:
    Cash, cash equivalents and short-term investments............ $    145,003  $    163,209
    Trade accounts receivable, net...............................       35,971        35,578
    Inventories..................................................       83,040        62,111
    Other current assets.........................................       46,825        36,503
                                                                   ------------  ------------
         Total current assets....................................      310,839       297,401
Equipment, furniture and fixtures, net...........................       16,989        13,791
Long-term marketable securities..................................        5,862        15,603
Cash, cash equivalents and investments - restricted..............       36,849        37,102
Other assets.....................................................       70,067        65,494
                                                                   ------------  ------------
         Total assets............................................ $    440,606  $    429,391
                                                                   ============  ============

                           LIABILITIES

Current liabilities:
    Notes payable, current portion............................... $        352  $        372
    Trade accounts payable.......................................       35,097        31,878
    Accrued expenses and other current liabilities...............       18,783        20,516
    Deferred revenue.............................................        2,650         3,940
                                                                   ------------  ------------
         Total current liabilities...............................       56,882        56,706
Other liabilities................................................        1,873         1,820
                                                                   ------------  ------------
         Total liabilities.......................................       58,755        58,526
                                                                   ------------  ------------

                      SHAREHOLDERS' EQUITY

Common stock.....................................................      339,598       341,674
Accumulated other comprehensive income...........................          151         2,343
Retained earnings................................................       42,102        26,848
                                                                   ------------  ------------
         Total shareholders' equity..............................      381,851       370,865
                                                                   ------------  ------------
         Total liabilities and shareholders' equity.............. $    440,606  $    429,391
                                                                   ============  ============